Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-07831, 333-07835, 333-28455, 333-28457, 333-28459, 333-63813, 333-63815, 333-41632, 333-41634, 333-41670, 033-88634, 333-53278, 333-86686, 333-86688, 333-126062, and 333-144060) on Form S-8 and Registration Statements (Nos. 333-131073 and 333-135249) on Form S-3 of Maxwell Technologies, Inc. of our reports dated March 5, 2010 relating to our audits of the consolidated financial statements, financial statement schedule and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Maxwell Technologies, Inc. for the year ended December 31, 2009.

/s/ MCGLADREY & PULLEN, LLP

San Diego, California

March 5, 2010